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                                                                  Exhibit 10.7


                             FIRST AMENDMENT TO THE
                      INTERNATIONAL ALLIANCE SERVICES, INC.
                         1996 EMPLOYEE STOCK OPTION PLAN


  This First Amendment to the International Alliance Services, Inc. 1996 Employee Stock Option Plan (the "Plan") hereby amends the Plan as follows effective as of December 8, 1997 (the "Effective Date"):

     1. The first sentence of the first paragraph of Section 8 of the Plan shall be amended to read as follows:

       Except as otherwise specifically provided in any agreement evidencing an option granted hereunder (or an amendment thereto), in the event the relationship between the Company, or one of its subsidiaries, and an Optionee is terminated for any reason other than death, permanent disability, voluntary termination or willful misconduct, gross negligence or other termination for cause, such Optionee's unvested options shall immediately terminate and the Optionee's vested options shall thereafter expire and rights to purchase shares pursuant thereto shall terminate in three (3) months following the date of termination of the relationship, but in no event after the expiration date of the option.

     2. The first paragraph of Section 8 of the Plan shall be amended by the addition at the end thereof of the following sentence:

       The Committee shall be specifically empowered to extend the term of an option (but no beyond ten years from the date of grant thereof) and modify the vesting provisions of the option in the event the corporation or unit or division for whom the Optionee provided services is sold or otherwise transferred such that it is no longer a part of the Company and its subsidiaries.